EXHIBIT 99.1

Cleco Corporation posts 2012 third-quarter earnings of $63.8 million, or $1.05 per diluted share; Company raises earnings guidance to $2.40 - $2.46 per share

PINEVILLE, La., Oct. 30, 2012 - Cleco Corporation (NYSE: CNL) posted earnings for the third-quarter of 2012 of $63.8 million, or $1.05 per diluted share, compared to $65.8 million recorded in the third quarter of 2011.

“We produced solid operational earnings for the third quarter of $1.05 per share or within three cents of last year's results despite a cooler summer than last year. Year-to-date, we are five cents per share higher than last year,” said Bruce Williamson, president and CEO of Cleco Corporation.

“During 2012, we have made up for less favorable weather through an ongoing expense management program which we instituted last year and adjustments to our formula rate plan which allow us to recover the costs of various projects as they are completed. Additionally, we benefited from lower interest expense and some favorable tax settlements," said Williamson. "We also responded to Hurricane Isaac, which at its peak left more than 95,000 of our customers without power. The storm caused about $21 million in damage to our system. Approximately 60 percent of the costs will be capitalized and recovered through future base rates. The remaining maintenance expense will be recovered through our storm reserve account.

"As a result of our financial performance to date, we are raising our 2012 consolidated operational earnings guidance and tightening the range from $2.34 to $2.44 per diluted share to $2.40 to $2.46 per diluted share," said Williamson. "We will discuss the specific drivers behind our revised guidance on our earnings conference call.

“We also are announcing today the selection of the Coughlin Power Station as the winning bidder in Cleco Power's long-term RFP for capacity and energy resources to meet the needs of our customers. While executing a transfer of Coughlin from Cleco Midstream to Cleco Power is subject to final regulatory approvals, this announcement is a major milestone in fulfilling our goal to grow the company through secure, low-risk, regulated wholesale load. In addition, Dixie Electric Membership Corporation (DEMCO) recently received approval of its contract with Cleco Power from the Louisiana Public Service Commission. With the Coughlin transfer and the DEMCO contract on track, we are driving long-term earnings growth through Cleco Power," said Williamson.

Earnings Guidance:

Cleco has revised its 2012 consolidated operational earnings target to a range of $2.40 - $2.46 per diluted share. This estimate assumes normal weather for the remainder of the year and continuous expense management. This guidance excludes non-operational adjustments. Please refer to "Operational Earnings Adjustments" in this news release for a description of these adjustments on Cleco's earnings per diluted share for the nine months ended Sept. 30, 2012 and 2011.

Financial Highlights:

Third Quarter 2012

•	Cleco reports third-quarter GAAP earnings applicable to common stock of $63.8 million, or $1.05 per diluted share, compared to $65.8 million, or $1.08 per diluted share for the third quarter of 2011.

Year-to-Date 2012

•
Cleco reports GAAP earnings applicable to common stock for the first nine months of 2012 of $140.5 million, or $2.32 per diluted share, compared to $165.1 million, or $2.71 per diluted share for the first nine months of 2011.

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
Subsidiary	2012	2011	2012	2011
Cleco Power LLC	$0.94	$0.88	$2.01	$1.96
Cleco Midstream Resources LLC	0.06	0.09	(0.01)	—
Corporate and Other[1]	0.05	0.11	0.11	0.10
Operational diluted earnings per share (Non-GAAP)	1.05	1.08	2.11	2.06
Adjustments[2]	—	—	0.21	0.65
Diluted earnings per share applicable to common stock	$1.05	$1.08	$2.32	$2.71

GAAP refers to United States generally accepted accounting principles.

1 Includes preferred stock dividends and redemption costs for the nine months ended Sept. 30, 2011
2 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$1.08	2011 third-quarter operational diluted earnings per share

(0.04)	Non-fuel revenue
(0.03)	Rate refund accrual
(0.05)	Other expenses, net
0.03	Interest charges
0.02	AFUDC (allowance for funds used during construction)
0.13	Income taxes
$0.06	Cleco Power results

(0.03)	Cleco Midstream results

(0.06)	Corporate and Other results

$1.05	2012 third-quarter operational diluted earnings per share

—	Adjustments

$1.05	2012 third-quarter reported GAAP diluted earnings per share

Cleco Power

•
Non-fuel revenue decreased earnings by $0.04 per share compared to the third quarter of 2011 primarily due to $0.04 per share from lower mineral lease payments and $0.02 per share from lower transmission revenue and the absence of a gain on the sale of Cleco Power's fuel oil inventory. These amounts were partially offset by $0.02 per share of higher base revenue from adjustments to Cleco Power's formula rate plan.

•
Rate refund accrual decreased earnings by $0.03 per share compared to the third quarter of 2011 primarily due to the absence of a 2011 decrease in the customer credit accrual and an increase in the current year estimated accrual.

•
Other expenses, net, decreased earnings by $0.05 per share compared to the third quarter of 2011 primarily due to $0.03 per share of higher depreciation expense and $0.02 per share from higher net non-recoverable wholesale power capacity charges.

•
Lower interest charges increased earnings by $0.03 per share compared to the third quarter of 2011 primarily due to $0.02 per share related to uncertain tax positions, $0.02 per share related to reacquired

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Cleco Corporation

debt in October and December 2011, and $0.01 per share related to the retirement of pollution control bonds in January and May 2012. The issuance of private placement notes in December 2011 and May 2012 partially offset these amounts by $0.02 per share.

•
AFUDC increased earnings by $0.02 per share compared to the third quarter of 2011 primarily due to higher AFUDC related to the advanced metering infrastructure project and miscellaneous transmission projects.

•
Lower income taxes increased earnings by $0.13 per share compared to the third quarter of 2011 primarily due to $0.06 per share for tax returns filed, $0.05 per share for settlements with taxing authorities, and $0.03 per share for tax credits. These amounts were partially offset by $0.01 per share for miscellaneous tax items.

Cleco Midstream Resources

•
Midstream's results decreased earnings by $0.03 per share compared to the third quarter of 2011 primarily due to $0.06 per share of higher operating and maintenance expenses and $0.03 per share of higher income taxes. These amounts were partially offset by $0.05 per share of higher tolling revenue and $0.01 per share for lower interest charges related to uncertain tax positions.

Corporate and Other

•
Higher income taxes decreased earnings by $0.06 per share compared to the third quarter of 2011 as a result of $0.07 per share for tax returns filed and $0.01 per share to record tax expense at the consolidated projected annual effective tax rate, partially offset by $0.02 per share for tax credits and miscellaneous tax items.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$2.06	Nine months ended Sept. 30, 2011, operational diluted earnings per share

(0.15)	Non-fuel revenue
0.04	Rate refund accrual
(0.07)	Other expenses, net
0.13	Interest charges
0.01	AFUDC
0.09	Income taxes
$0.05	Cleco Power results

(0.01)	Cleco Midstream results

0.01	Corporate and Other results

$2.11	Nine months ended Sept. 30, 2012, operational diluted earnings per share

0.21	Adjustments[1]

$2.32	Nine months ended Sept. 30, 2012, reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corporation

Cleco Power

•
Non-fuel revenue decreased earnings by $0.15 per share compared to the first nine months of 2011 primarily due to $0.06 per share from lower mineral lease payments, $0.05 per share from the absence of a gain on the sale of Cleco Power's fuel oil inventory, and $0.11 per share largely attributable to milder weather. Partially offsetting this decrease was $0.07 per share related to adjustments to Cleco Power's formula rate plan.

•	Lower rate refund accrual increased earnings by $0.04 per share compared to the first nine months of 2011.

•
Other expenses, net, decreased earnings by $0.07 per share compared to the first nine months of 2011 primarily due to $0.07 per share of higher depreciation expense and $0.05 per share of higher net non-recoverable wholesale power purchases and other capacity charges. Partially offsetting these decreases were $0.04 per share of lower other operations and maintenance expenses and $0.01 per share of higher royalty income.

•
Lower interest charges increased earnings by $0.13 per share compared to the first nine months of 2011 primarily due to $0.09 per share related to uncertain tax positions, $0.07 per share related to reacquired debt in October and December 2011, and $0.02 per share related to the retirement of pollution control bonds in January and May 2012. Partially offsetting these amounts were $0.05 per share related to the issuance of private placement notes in December 2011 and May 2012.

•
AFUDC increased earnings by $0.01 per share compared to the first nine months of 2011 primarily due to higher AFUDC related to the advanced metering infrastructure project and miscellaneous transmission projects.

•
Lower income taxes increased earnings by $0.09 per share compared to the first nine months of 2011 primarily due to $0.07 per share for tax returns filed, $0.03 per share for settlements with taxing authorities, and $0.02 per share for tax credits. These amounts were partially offset by $0.02 per share related to the absence in 2012 of the valuation allowance reversal in 2011 and $0.01 per share for miscellaneous tax items.

Cleco Midstream Resources

•
Midstream’s results decreased earnings by $0.01 per share compared to the first nine months of 2011 primarily due to $0.05 per share of higher operating and maintenance expenses and $0.04 per share of higher income taxes related to tax returns filed. These amounts were partially offset by $0.05 per share of higher tolling revenue and $0.03 per share primarily from lower interest related to uncertain tax positions.

For a discussion of other transactions affecting Cleco Midstream's results, please refer to “Operational Earnings Adjustments - Gain from Acadia Unit 2 Transaction and Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•	Lower interest charges increased earnings by $0.02 per share compared to the first nine months of 2011 primarily due to the repayment of a bank term loan in April 2011.

•
Higher income taxes decreased earnings by $0.01 per share compared to the first nine months of 2011 primarily due to $0.07 per share for tax returns filed and $0.03 per share to record tax expense at the consolidated projected annual effective tax rate. These amounts were partially offset by $0.08 per share for tax credits and $0.01 per share for miscellaneous tax items.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

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Cleco Corporation

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
	2012	2011	2012	2011
Operational diluted earnings per share	$1.05	$1.08	$2.11	$2.06
Life insurance policies	—	(0.02)	0.02	—
Tax levelization	—	0.01	—	—
Gain from Acadia Unit 2 transaction	—	—	—	0.63
Acadia Unit 1 indemnifications	—	0.01	0.07	0.02
Acadia Unit 2 indemnifications	—	—	0.12	—
Reported GAAP diluted earnings per share applicable to common stock	$1.05	$1.08	$2.32	$2.71

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the third quarter of 2011, Cleco recorded a $0.01 per share expense from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The resulting adjustment for this item had no impact for the third quarter of 2012. The incremental adjustment for tax levelization is not related to the current quarter's operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Gain from Acadia Unit 2 Transaction

On April 29, 2011, the disposition of Acadia Unit 2 and half of Acadia Power Station’s common facilities was completed resulting in the recognition of a gain of $0.63 per share for 2011. Because this is a one-time gain, management does not consider this adjustment to be a component of operational earnings.

Acadia Units 1 and 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power and Entergy Louisiana when they acquired Acadia Units 1 and 2 in February 2010 and April 2011, respectively. Acadia Power Partners, LLC and Acadia Power Holdings will reduce the indemnification liabilities either through expiration of the contractual life or through changes in the probability of a claim arising. During the third quarter of 2011, the contractual expiration of the underlying indemnifications increased earnings by $0.01 per share. The resulting adjustment for this item had no impact for the third quarter of 2012. During the nine months ended September 30, 2012 and 2011, the contractual expiration of the underlying indemnifications increased earnings $0.19 per share and $0.02 per share, respectively.

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Cleco Corporation

Cleco management will discuss the company’s third-quarter 2012 results during a conference call scheduled for 7:30 a.m. Central time (8:30 a.m. Eastern time) Thursday, November 1, 2012. The call will be webcast live on the Internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q3 2012 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the completion of the Acadiana Load Pocket project, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns nine generating units with a total nameplate capacity of 2,524 megawatts and serves approximately 281,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
(318) 484-7642

Media Contact:
Robbyn Cooper
(318) 484-7136

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Cleco Corporation

	For the three months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2012	2011	Change	2012	2011	Change
Electric Sales
Residential	1,202	1,274	(5.7)%	$96,954	$99,144	(2.2)%
Commercial	784	796	(1.5)%	50,145	48,732	2.9%
Industrial	582	619	(6.0)%	21,993	22,468	(2.1)%
Other retail	36	36	—	2,669	2,600	2.7%
Surcharge	—	—	—	1,950	2,983	(34.6)%
Other	—	—	—	(1,566)	(1,578)	0.8%
Total retail	2,604	2,725	(4.4)%	172,145	174,349	(1.3)%
Sales for resale	616	652	(5.5)%	12,459	11,455	8.8%
Unbilled	(69)	(129)	(46.5)%	(4,328)	(7,645)	43.4%
Total retail and wholesale customer sales	3,151	3,248	(3.0)%	$180,276	$178,159	1.2%

	For the nine months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2012	2011	Change	2012	2011	Change
Electric Sales
Residential	2,834	3,105	(8.7)%	$219,494	$235,672	(6.9)%
Commercial	2,021	2,037	(0.8)%	136,208	137,133	(0.7)%
Industrial	1,710	1,770	(3.4)%	63,217	64,323	(1.7)%
Other retail	101	103	(1.9)%	7,436	7,484	(0.6)%
Surcharge	—	—	—	6,801	7,534	(9.7)%
Other	—	—	—	(4,686)	(4,875)	3.9%
Total retail	6,666	7,015	(5.0)%	428,470	447,271	(4.2)%
Sales for resale	1,472	1,495	(1.5)%	35,954	34,433	4.4%
Unbilled	11	(90)	112.2%	1,376	(11,538)	111.9%
Total retail and wholesale customer sales	8,149	8,420	(3.2)%	$465,800	$470,166	(0.9)%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Sept. 30	2012	2011
Operating revenue
Electric operations	$282,894	$324,532
Tolling operations	—	9,133
Other operations	15,408	16,064
Affiliate revenue	—	—
Gross operating revenue	298,302	349,729
Electric customer credits	(930)	1,852
Operating revenue, net	297,372	351,581
Operating expenses
Fuel used for electric generation	79,701	122,774
Power purchased for utility customers	19,364	25,473
Other operations	30,517	32,138
Maintenance	20,059	14,587
Depreciation	34,931	31,237
Taxes other than income taxes	9,455	9,845
(Gain) loss on sales of assets	(2)	27
Total operating expenses	194,025	236,081
Operating income	103,347	115,500
Interest income	132	509
Allowance for other funds used during construction	1,882	902
Equity loss from investees, before tax	—	(1)
Other income	1,834	2,128
Other expense	(1,232)	(2,680)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	22,610	26,105
Allowance for borrowed funds used during construction	(644)	(326)
Total interest charges	21,966	25,779
Income before income taxes	83,997	90,579
Federal and state income tax expense	20,179	24,737
Net income applicable to common stock	$63,818	$65,842

Average number of basic common shares outstanding	60,346,476	60,467,595
Average number of diluted common shares outstanding	60,599,203	60,873,311
Basic earnings per share
Net income applicable to common stock	$1.06	$1.09
Diluted earnings per share
Net income applicable to common stock	$1.05	$1.08
Cash dividends paid per share of common stock	$0.3375	$0.28

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the nine months ended Sept. 30	2012	2011
Operating revenue
Electric operations	$720,776	$823,484
Tolling operations	—	16,137
Other operations	38,464	41,775
Affiliate revenue	—	202
Gross operating revenue	759,240	881,598
Electric customer credits	1,025	(3,405)
Operating revenue, net	760,265	878,193
Operating expenses
Fuel used for electric generation	207,764	298,009
Power purchased for utility customers	44,069	60,590
Other operations	86,901	90,281
Maintenance	61,478	59,666
Depreciation	99,028	91,749
Taxes other than income taxes	29,198	28,770
Gain on sales of assets	(57)	(468)
Total operating expenses	528,381	628,597
Operating income	231,884	249,596
Interest income	163	794
Allowance for other funds used during construction	4,298	3,757
Equity income from investees, before tax	1	62,051
Other income	24,223	3,330
Other expense	(2,718)	(2,861)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	64,671	79,368
Allowance for borrowed funds used during construction	(1,466)	(1,357)
Total interest charges	63,205	78,011
Income before income taxes	194,646	238,656
Federal and state income tax expense	54,110	73,451
Net income	140,536	165,205
Preferred dividends requirements	—	26
Preferred stock redemption costs	—	112
Net income applicable to common stock	$140,536	$165,067

Average number of basic common shares outstanding	60,375,538	60,549,860
Average number of diluted common shares outstanding	60,626,471	60,830,251
Basic earnings per share
Net income applicable to common stock	$2.33	$2.73
Diluted earnings per share
Net income applicable to common stock	$2.32	$2.71
Cash dividends paid per share of common stock	$0.9625	$0.81

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Sept. 30, 2012	At Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$68,364	$93,576
Accounts receivable, net	83,969	79,864
Other current assets	307,124	283,345
Total current assets	459,457	456,785
Property, plant and equipment, net	2,974,303	2,893,899
Equity investment in investees	14,541	14,540
Prepayments, deferred charges and other	658,592	684,978
Total assets	$4,106,893	$4,050,202
Liabilities
Current liabilities
Long-term debt due within one year	$90,937	$24,258
Accounts payable	104,435	129,308
Other current liabilities	114,480	167,436
Total current liabilities	309,852	321,002
Deferred credits	1,058,003	972,287
Long-term debt, net	1,237,184	1,337,056
Total liabilities	2,605,039	2,630,345
Shareholders’ equity
Common shareholders’ equity	1,527,629	1,447,996
Accumulated other comprehensive loss	(25,775)	(28,139)
Total shareholders’ equity	1,501,854	1,419,857
Total liabilities and shareholders’ equity	$4,106,893	$4,050,202

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